Filed Pursuant to Rule 424(b)(5)
Registration No. 333-162551

Prospectus Supplement
(To Prospectus dated October 26, 2009)

4,500,000 Shares

Duff & Phelps Corporation

Class A Common Stock

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “DUF.” The last reported sale price of our Class A common stock on February 27, 2012 was $15.08 per share.

Investing in our Class A common stock involves certain risks. See “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We sold 3,201,922 shares of our Class A common stock and the selling stockholder identified in this prospectus supplement sold 1,298,078 shares of our Class A common stock to the underwriter at a price of $13.38 per share for an aggregate of $60,210,000, and the underwriter is offering such shares to the public at a price of $13.75 per share for an aggregate of $61,875,000.

Goldman, Sachs & Co. has an option to buy up to an additional 675,000 shares of Class A common stock from us and the selling stockholder, in aggregate. If Goldman, Sachs & Co. exercises its option to purchase such additional shares in full, it will purchase an additional 505,568 shares of Class A common stock from us and 169,432 additional shares of Class A common stock from the selling stockholder.

Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on March 1, 2012.

Goldman, Sachs & Co.

Prospectus Supplement dated February 27, 2012.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in our Class A common stock. These documents contain important information that you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of Class A common stock. The accompanying prospectus contains information about our securities generally, some of which does not apply to the Class A common stock covered by this prospectus supplement. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision. See “Where You Can Find More Information” in this prospectus supplement.

We, the selling stockholder and the underwriter have not authorized any person to provide you with any information other than the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we provide to you that is required to be filed with the SEC. We, the selling stockholder and the underwriter take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give to you. We, the selling stockholder and the underwriter are not making an offer to sell the Class A common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, references to the “Company,” “we,” “Duff & Phelps,” “us” and “our” refer to Duff & Phelps Corporation, a Delaware corporation, and its consolidated subsidiaries for periods subsequent to October 3, 2007, the date we consummated our initial public offering (“IPO”) and related transactions. References to “revenue” refer to revenue before reimbursable expenses unless otherwise noted.

S-i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. We generally identify forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained or incorporated by reference in this prospectus supplement or the accompanying prospectus are based upon the historical performance of us and our subsidiaries and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us, or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and the risk factors section that are included under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. These risks are not exhaustive. Other sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. You should not rely upon forward-looking statements as predictions of future events. Except as required by law, we are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is only a summary and does not contain all of the information you should consider before investing in our Class A common stock. You should read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, especially the risks of investing in our Class A common stock discussed under “Risk Factors” in our annual report filed on Form 10-K for the year ended December 31, 2011, our consolidated financial statements and notes to those consolidated financial statements, incorporated by reference herein, before making an investment decision.

Our Business

We are a leading provider of independent financial advisory and investment banking services. We balance analytical skills, market insight and independence to provide expertise in the areas of valuation, transactions, financial restructuring, alternative assets, disputes and taxation. Over 1,000 Duff & Phelps employees work out of more than 25 offices around the world — including Amsterdam, Atlanta, Austin, Beijing, Boston, Chicago, Dallas, Denver, Detroit, Houston, London, Los Angeles, Morristown, Munich, New York, Paris, Philadelphia, Plano, San Francisco, Seattle, Shanghai, Silicon Valley, Tokyo, Toronto and Washington, D.C.

Our clients include publicly traded and privately held companies, government entities and investment organizations such as private equity firms and hedge funds. Additionally, we maintain extensive relationships with law, accounting and investment banking firms that refer a meaningful amount of business.

Our collaborative culture promotes cross-selling and coordinated, aggressive pursuit of new business opportunities across practice groups and services. In addition, our integrated and multi-disciplinary approach enables us to share professionals across multiple service lines, which more efficiently utilizes and develops our team’s skill set. Duff & Phelps’ culture, global scale, broad service offering and strong brand name provide an appealing career platform that attracts and retains some of the most talented professionals in our field.

We provide our services through our Financial Advisory, Alternative Asset Advisory and Investment Banking segments. Our Financial Advisory segment provides valuation advisory, specialty tax and dispute and legal management consulting services. These services help our clients effectively navigate through increasingly complex financial, accounting, tax, regulatory and legal issues. Our Alternative Asset Advisory segment provides services related to portfolio valuation, complex asset solutions and due diligence. Finally, our Investment Banking segment provides mergers and acquisitions advisory services, transaction opinions and global restructuring advisory services. Through these services we provide independent advice to our clients in order to assist them in making critical decisions in a variety of strategic situations.

Our History

The original Duff & Phelps business was founded in 1932 to provide high quality investment research services focused on the utility industry. Over several decades, it evolved into a diversified financial services firm providing investment banking, credit rating and investment management services. In 1994, the credit rating business of Duff & Phelps was spun off into a separate public company that was eventually purchased by Fitch Ratings, Ltd. In 2000, Duff & Phelps, LLC, the company that operated the investment banking practice of the Duff & Phelps business, was acquired by Webster Financial Corporation (“Webster”). In 2004, Duff & Phelps, LLC was acquired from Webster by its management and an investor group led by Lovell Minnick Partners LLC (“Lovell Minnick”).

In 2005, Duff & Phelps, LLC teamed with Lovell Minnick and Vestar Capital Partners (“Vestar”), another leading private equity firm, to acquire the Corporate Value Consulting business (“CVC”) from the Standard & Poor’s division of The McGraw-Hill Companies, Inc. (“McGraw-Hill”). CVC was formed in the 1970s, initially as part of the financial advisory service groups of Price Waterhouse and Coopers & Lybrand. These practices were combined in 1998 when Price Waterhouse merged with Coopers & Lybrand to form PricewaterhouseCoopers (“PwC”) and were subsequently acquired by McGraw-Hill in 2001, thereby establishing independence from the audit practice of PwC. In connection with the acquisition of CVC, Duff & Phelps Acquisitions, LLC (“D&P Acquisitions”) was formed and Duff & Phelps, LLC became a wholly-owned subsidiary of D&P Acquisitions. The Company was incorporated on April 23, 2007 and consummated its IPO on October 3, 2007.

On October 3, 2007, pursuant to a stock purchase agreement dated September 1, 2007, Shinsei Bank, Limited, a Japanese corporation (“Shinsei”), purchased 3,375,000 shares of Class A common stock. At February 24, 2012, Shinsei’s equity interest in the Company represented approximately 8.0% of the combined Class A and Class B shares of the Company. Following this offering, Shinsei’s equity interest in the Company will represent approximately 5.0% of the outstanding Class A and Class B shares of the Company.

Our principal executive offices are located at 55 East 52nd Street, 31st Floor, New York, New York 10055, and our telephone number is (212) 871-2000. We maintain a website at www.duffandphelps.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement.

THE OFFERING

Class A common stock offered by us
3,201,922 shares of Class A common stock
Class A common stock offered by the selling stockholder
1,298,078 shares of Class A common stock
Common stock outstanding after this offering(1)
34,781,428 shares of Class A common stock 6,585,998 shares of Class B common stock
Total shares of common stock to be outstanding after this offering
41,367,426 shares of common stock
Underwriter’s option to purchase additional shares from us and the selling stockholder
675,000 shares of Class A common stock. If the underwriter exercises its option to purchase additional shares in full, we will sell an additional 505,568 shares of Class A common stock and the selling stockholder will sell additional 169,432 shares of Class A common stock.
Voting rights
One vote per share; Class A and Class B common stock voting together as a single class.
Use of proceeds
Our net proceeds from the sale of our Class A common stock in this offering will be approximately $42.8 million ($49.6 million if the underwriter exercises its option to purchase additional shares in full). We intend to use the net proceeds from this offering, together with cash from our balance sheet and borrowings under our revolving credit facility, to redeem 3,901,922 New Class A Units of D&P Acquisitions held by the persons and in the manner described in “Use of Proceeds.” We will not receive any of the proceeds from the shares of our Class A common stock being sold by the selling stockholder.
To the extent the underwriter exercises its option to purchase additional shares, the additional proceeds we receive will be used to redeem an equal number of New Class A Units held by the persons and in the manner described in “Use of Proceeds.”
In connection with the redemption of the New Class A Units, a corresponding number of shares of Class B common stock will be cancelled as well. For further information, see “Use of Proceeds.”
Dividend policy
On February 15, 2012, the Company announced that its board of directors had declared a quarterly dividend of $0.09 per share to holders of record on March 6, 2012, payable on March 16, 2012. Investors in this offering will receive this dividend. Concurrently with the payment of any per share dividend on our Class A common stock, the Company distributes an equal amount per unit to holders of New Class A Units. Future cash dividends, if any, will be at the discretion of our board of directors and can be changed or discontinued at any time. Dividend determinations (including the size of our quarterly dividend) will depend upon, among other things, our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as the board of directors may deem relevant.
New York Stock Exchange symbol
“DUF”

(1)	The number of shares of Class A common stock that will be outstanding after this offering is based on the number of shares outstanding at February 24, 2012. Unless we specifically state otherwise, the information in this prospectus supplement:
•	does not take into account the sale of up to 675,000 shares of Class A common stock that the underwriter has the option to purchase from us and the selling stockholder;
•	assumes the redemption of a number of New Class A Units with the proceeds we receive from this offering and the cancellation of a corresponding number of shares of Class B common stock (see “Use of Proceeds”), and assumes the Company will use cash from its balance sheet and borrowings under its revolving credit facility to redeem an additional 700,000 units held by such unitholders, but excludes any additional redemptions or cancellations due to the exercise of the underwriter’s option to purchase additional shares;
•	excludes 1,583,737 shares of Class A common stock issuable upon exercise of outstanding options;
•	excludes 3,041,309 shares reserved for future issuance under our Amended and Restated 2007 Omnibus Stock Incentive Plan;
•	includes 4,140,741 restricted stock awards;
•	includes 182,780 performance-based restricted stock awards; and
•	assumes that all vested and unvested New Class A Units have been exchanged for Class A common stock.

USE OF PROCEEDS

Our net proceeds from the sale of our Class A common stock in this offering will be approximately $42.8 million ($49.6 million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds from this offering, together with cash from our balance sheet and borrowings under our revolving credit facility, to redeem New Class A Units of D&P Acquisitions, including (i) to redeem approximately $18.6 million of New Class A Units held by Lovell Minnick and its affiliates (representing approximately 38.5% of its New Class A Units), (ii) to redeem approximately $25.9 million of New Class A Units held by Vestar and its affiliates (representing approximately 38.5% of its New Class A Units) and (iii) to redeem approximately $7.7 million of New Class A Units held by certain of our executive officers of which approximately $6.0 million will be redeemed from Noah Gottdiener, our Chairman, Chief Executive Officer and President, approximately $1.4 million will be redeemed from Jacob Silverman, our Executive Vice President, Corporate Development and Segment Leader, Investment Banking and approximately $383 thousand will be redeemed from Edward Forman, our Executive Vice President, General Counsel and Secretary. Such redemptions will be at a per unit price equal to the net price paid to us in this offering. One of our directors, Sander M. Levy, is affiliated with Vestar. Jeffrey D. Lovell and Robert M. Belke, also members of our board of directors, are affiliated with Lovell Minnick. Mr. Gottdiener and Harvey Krueger, one of our independent directors, are members of a limited liability company managed by Vestar, which owns New Class A Units, a portion of which will be redeemed in connection with this offering. Messrs. Gottdiener and Krueger are expected to receive approximately $58 thousand and $46 thousand, respectively, as a result of such redemption. We will not receive any of the proceeds from the shares of our Class A common stock being sold by the selling stockholder.

In connection with the redemption of New Class A Units, a corresponding number of shares of Class B common stock will be cancelled. Redemptions of New Class A Units in connection with this offering will also create a deferred tax asset and certain obligations under our Tax Receivable Agreement, which are described more fully in our annual report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Company, the selling stockholder, the directors and executive officers of the Company, Lovell Minnick and its affiliates and Vestar and its affiliates have agreed to a lock-up for a period of 90 days after the date of this prospectus supplement. For further information on the lock-up agreement, see “Underwriting.” To the extent New Class A Units are not redeemed in connection with this offering, such New Class A Units are exchangeable on a quarterly basis for an equal number of shares of our Class A common stock. We have filed a registration statement in order to permit the resale of such shares from time to time, subject to certain blackouts and other restrictions. We have received a notice from Lovell Minnick and its affiliates to exchange all remaining New Class A Units that it holds for Class A common stock following this offering. Unless this notice is revoked, the exchange will be consummated on March 5, 2012 and any shares issuable in connection therewith will be subject to such 90-day lock-up.

The record date for our 2012 Annual Meeting of Stockholders (the “Annual Meeting”) is the close of business on February 21, 2012. Accordingly, the unitholders whose New Class A Units are being redeemed in connection with this offering will be entitled to vote the shares of Class B common stock that relate to such New Class A Units at the Annual Meeting. Investors purchasing Class A common stock in this offering will not be entitled to vote such shares at the Annual Meeting.

If the underwriter exercises its option to purchase additional shares, the additional proceeds we receive will be used to redeem additional New Class A Units of D&P Acquisitions. In the event that the underwriter exercises its option to purchase additional shares in full, (i) approximately $1.8 million of New Class A Units held by Lovell Minnick and its affiliates (representing approximately 3.6% of its New Class A Units prior to this offering) will be redeemed, (ii) approximately $3.4 million of New Class A Units held by Vestar and its affiliates (representing approximately 5.0% of its New Class A Units prior to this offering) will be redeemed and (iii) approximately $1.6 million of New Class A units held by certain of our executive officers will be redeemed, including $1.5 million from Mr. Gottdiener and $182 thousand from Mr. Silverman.

The table below shows the holdings, as of February 24, 2012, of our named executive officers, our executive officers and directors as a group, entities affiliated with Vestar and entities affiliated with Lovell Minnick before and after the offering, on a fully-exchanged basis.

	Prior to this offering		Number of New Class A Units being Redeemed	After giving effect to this offering and redemption of New Class A Units(4)
Name	Number(3)%			Number	%
Noah Gottdiener(1)	1,633,167	3.9%	450,400	1,182,767	2.8%
Patrick Puzzuoli	54,383	*	—	54,383	*
Jacob L. Silverman	447,244	*	104,172	343,072	*
Brett A. Marschke	239,822	*	—	239,822	*
Edward S. Forman	206,049	*	28,601	177,448	*
All executive officers and directors as a group (12 persons)(2)	11,335,390	26.7%	3,901,922	7,433,468	17.8%
Entities affiliated with Vestar	5,024,395	11.9%	1,932,461	3,091,934	7.5%
Entities affiliated with Lovell Minnick	3,615,564	8.6%	1,390,602	2,224,962	5.4%

*	Less than 1%.
(1)	Includes 11,215 New Class A Units held by Mr. Gottdiener through Vestar/D&P Holdings, LLC.
(2)	Includes New Class A Units held by entities affiliated with Vestar and Lovell Minnick. As an officer of Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC, Sander M. Levy may be deemed to share beneficial ownership of the shares held respectively by Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC. Mr. Levy disclaims beneficial ownership of such shares and any other shares held by affiliates of Vestar Capital Partners. As officers of Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC, Robert M. Belke and Jeffrey D. Lovell may be deemed to share beneficial ownership of the shares held respectively by Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC. Mr. Belke and Mr. Lovell disclaim beneficial ownership of such shares and any other shares held by affiliates of Lovell Minnick Partners LLC.
(3)	On February 26, 2012 and February 27, 2012, restrictions lapsed with respect to certain time-based restricted stock awards held by our named executive officers. In conjunction with this lapse, the Company withheld shares of Class A common stock from the named executive officers to satisfy tax liabilities in connection with the lapse of restrictions on such shares. The shares withheld are not reflected as a reduction of beneficial ownership in the table above and totaled 8,635 for Mr. Gottdiener, 2,264 for Mr. Puzzuoli, 4,893 for Mr. Silverman, 4,120 for Mr. Marschke and 3,389 for Mr. Forman.
(4)	Assumes no exercise of the underwriter’s option to purchase additional shares.

PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

Our Class A common stock is listed on the NYSE under the symbol “DUF.” On February 27, 2012, the last reported sale price per share of our Class A common stock on the NYSE was $15.08. At the close of business on January 31, 2012, there were approximately 517 Class A common stockholders of record. The table below sets forth, for the periods indicated, the high and low sale prices per share of our Class A common stock, as reported by the NYSE, as well as the dividends declared by our board of directors.

	High	Low	Dividend Declared
Year Ended December 31, 2012
First Quarter (through February 27, 2012)	$16.11	$14.20	$0.09
Year Ended December 31, 2011
Fourth Quarter	$15.11	$9.66	$0.08
Third Quarter	$13.14	$9.29	$0.08
Second Quarter	$16.50	$12.48	$0.08
First Quarter	$17.69	$14.77	$0.08
Year Ended December 31, 2010
Fourth Quarter	$17.35	$12.75	$0.06
Third Quarter	$13.82	$9.92	$0.06
Second Quarter	$17.45	$11.28	$0.06
First Quarter	$19.00	$15.64	$0.05

On February 15, 2012, the Company announced that its board of directors had declared a quarterly dividend of $0.09 per share to holders of record on March 6, 2012, payable on March 16, 2012. Investors in this offering will receive this dividend. Concurrently with the payment of any per share dividend on our Class A common stock, the Company distributes an equal amount per unit to holders of New Class A Units. Future cash dividends, if any, will be at the discretion of our board of directors and can be changed or discontinued at any time. Dividend determinations (including the size of our quarterly dividend) will depend upon, among other things, our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as the board of directors may deem relevant. In addition, the payment of dividends is subject to certain restrictions and limitations contained in our credit agreement.

SELLING STOCKHOLDER

The following table sets forth information about the beneficial ownership of our Class A common stock at February 24, 2012 for the selling stockholder. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the selling stockholder has sole voting and investment power with respect to all shares of Class A common stock that it beneficially owns.

	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered	Shares Beneficially Owned After the Offering(1)
Name and Address of Selling Stockholder	Number	% of Class		Number	% of Class
Shinsei Bank, Limited 2-chome, 4-3, Nihonbashi Muromachi Chuo-ku, Tokyo 103-8303 Japan	3,375,000	8.0%	1,298,078	2,076,922	5.0%

(1)	Assumes no exercise of the underwriter’s option to purchase additional shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our Class A common stock by a Non-U.S. Stockholder. For purposes of this discussion, a Non-U.S. Stockholder is a beneficial owner of our Class A common stock who is treated for U.S. federal income tax purposes as:

•	a non-resident alien individual;
•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of a jurisdiction other than the United States or any state or political subdivision thereof;
•	an estate, other than an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, other than a trust that (i) is subject to the primary supervision of a court within the United States and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A beneficial owner who is a partner in a partnership or other flow-through entity that holds our Class A common stock should consult its own tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of our Class A common stock.

This summary assumes that our Class A common stock is held as a capital asset (generally, property held for investment). This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances or to Non-U.S. Stockholders that may be subject to special treatment under U.S. federal income tax laws. Furthermore, this summary does not discuss any aspects of federal non-income, state, local or non-U.S. taxation. This summary is based on current provisions of Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all of which are subject to change, possibly with retroactive effect. Each prospective purchaser of our Class A common stock is advised to consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. tax consequences of acquiring, holding and disposing of our Class A common stock.

Dividends

Any distributions on our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent these distributions exceed our current and accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will reduce, the Non-U.S. Stockholder’s basis in the Class A common stock, but not below zero, and then will be treated as gain from the sale or exchange of the Class A common stock (treated in the manner set forth below).

Any dividend paid to a Non-U.S. Stockholder with respect to our Class A common stock generally will be subject to withholding tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). Generally, a Non-U.S. Stockholder must certify as to its status, and to any right to reduced withholding under an applicable income tax treaty, on a properly completed IRS Form W-8BEN in order to obtain the benefit of such right. Treasury regulations contain special rules for determining whether an income tax treaty benefit depends upon the residence of an entity that is a holder of our Class A common stock or upon the residence of the holders of an interest in the entity. If, however, the Non-U.S. Stockholder provides an IRS Form W-8ECI, certifying that the dividend is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business within the United States, the dividend will not be subject to withholding. Instead, subject to an applicable income tax treaty providing otherwise, such dividends will be subject to U.S. federal income tax at regular rates applicable to U.S. persons generally and, for corporate holders, may also be subject to “branch profits tax.”

Sale or Disposition of Common Stock

Except as otherwise discussed below, a Non-U.S. Stockholder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the Class A common stock unless (i) such gain is effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, (ii) the Non-U.S. Stockholder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which such sale or disposition occurs and certain other conditions are met, (iii) the Non-U.S. Stockholder is subject to provisions applicable to certain U.S. expatriates, or (iv) we are or become a “United States real property holding corporation”(“USRPHC”), for U.S. federal income tax purposes. We do not believe that we are or will become a USRPHC.

Information Reporting and Backup Withholding

Annual reporting to the IRS and to each Non-U.S. Stockholder will be required as to the amount of dividends paid to such stockholder and the amount, if any, of tax withheld with respect to such dividends. This information may also be made available to the tax authorities in the Non-U.S. Stockholder’s country of residence. Dividends paid to a Non-U.S. Stockholder may be subject to withholding as described above under “Dividends,” but generally are not subject to “backup withholding” if the Non-U.S. Stockholder properly certifies as to its Non-U.S. status (usually by completing an IRS Form W-8BEN, including any claim to reduced withholding under an applicable income tax treaty).

The payment of the proceeds of the sale or other taxable disposition of the Class A common stock to or through the U.S. office of a broker is subject to information reporting. Information reporting requirements, but not backup withholding, will also generally apply to payments of the proceeds of a sale of the Class A common stock by foreign offices of U.S. brokers or foreign brokers with certain types of relationships to the United States unless the Non-U.S. Stockholder establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a Non-U.S. Stockholder may be refunded or credited against such stockholder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Recently Enacted Legislation

Recently enacted legislation will require withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our Class A common stock held by or through certain foreign financial institutions (including investment funds) beginning after December 31, 2013, in the case of dividends, and beginning after December 31, 2014, in the case of such gross proceeds, unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which our Class A common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our Class A common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30% beginning after December 31, 2013, in the case of dividends, and beginning after December 31, 2014, in the case of such gross proceeds, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. Stockholders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our Class A common stock.

UNDERWRITING

The Company, the selling stockholder and Goldman. Sachs & Co. (the “Underwriter”) have entered into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to certain conditions, the Underwriter has agreed to purchase 3,201,922 shares of Class A common stock from the Company and an additional 1,298,078 shares of Class A common stock from the Selling Stockholder.

The Underwriter has an option to buy up to an additional 675,000 shares from us and the selling stockholder, in aggregate. If the Underwriter exercises its option to purchase additional shares in full, we will sell an additional 505,568 shares of Class A common stock and the selling stockholder will sell an additional 169,432 shares of Class A common stock. The Underwriter may exercise that option for 30 days. If the Underwriter exercises its option to purchase less than the full number of shares available pursuant to this option, such additional shares will be purchased in proportion to the maximum number of such shares to be sold by us and the selling stockholder, respectively.

The Underwriter is committed to take and pay for all of the shares of Class A common stock being offered (other than pursuant to the option described above), if any are taken.

Shares of Class A common stock sold by the Underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. If all the shares of Class A common stock are not sold at the public offering price, the Underwriter may change the offering price and the other selling terms. The offering of the shares of Class A common stock by the Underwriter is subject to the Underwriter’s right to reject any order in whole or in part.

The Company, the selling stockholder, the directors and executive officers of the Company, Lovell Minnick and its affiliates, and Vestar and its affiliates have agreed with the Underwriter, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of, or hedge or enter into a transaction reasonably expected to lead to or result in a sale or disposition of, any shares of Class A common stock, or any options or warrants to purchase any shares of Class A common stock, or any securities convertible into, exchangeable for or that represent the right to receive any shares of Class A common stock, including any membership interests in D&P Acquisitions, during the period of 90 days from the date of this prospectus supplement, except with the prior written consent of the Underwriter. This agreement does not apply to (1) any issuances by the Company under existing equity compensation plans, (2) any issuances by the Company upon conversion or exchange of outstanding convertible securities or (3) issuances not to exceed 5.0% of the total outstanding Class A common stock in connection with acquisitions, so long as the recipient shall agree to be bound by such restrictions. Notwithstanding the foregoing, the selling stockholder, Lovell Minnick and its affiliates, Vestar and its affiliates, and the directors and executive officers of the Company may transfer shares of Class A common stock (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of the transferor or, in the case of a natural person, an immediate family member of the transferor, provided that such transfer shall not involve a disposition for value, (iii) by testate or intestate succession, in the case of a natural person, (iv) as a bona fide charitable contribution, subject to certain restrictions on public announcements, (v) in limited circumstances, as a result of the forfeiture of Class A common stock to cover taxes upon the vesting of restricted stock and (vi) in connection with any redemption by the Company of membership interests in D&P Acquisitions as contemplated by this offering; provided that in each of the cases of clauses (i), (ii), (iii) and (iv), the recipient of such Class A common stock shall agree to be bound in writing by such restrictions. In addition, any corporation that has agreed to the foregoing lock-up restrictions may also transfer capital stock of the Company to any of its wholly-owned subsidiaries, provided such subsidiary or subsidiaries agree to be subject to the foregoing restrictions and that such transfer not involve a disposition for value.

In connection with the offering, the Underwriter may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriter of a greater number of shares of Class A common stock than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the Underwriter’s option to purchase additional shares of Class A common stock from the Company and the selling stockholder in the offering. The Underwriter may close out any covered short position by either exercising its option to purchase additional shares of Class A common stock or purchasing shares of Class A common stock in the open market. In determining the source of shares of Class A common stock to close out the covered short position, the Underwriter will consider, among other things, the price of shares of Class A common stock available for purchase in the open market as compared to the price at which it may purchase additional shares of Class A common stock pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The Underwriter must close out any naked short position by purchasing shares of Class A common stock in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the Underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position, as well as other purchases by the Underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the company’s Class A common stock, and may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. The Underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares of Class A common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of Class A common stock to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or
(d)	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares of Class A common stock to the public” in relation to any shares of Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of Class A common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant

Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The Underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the selling stockholder; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of Class A common stock in, from or otherwise involving the United Kingdom.

The shares of Class A common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of Class A common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares of Class A common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the Underwriter has agreed that it will not offer or sell any shares of Class A common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The Company will pay substantially all of the expenses in connection with the offering and estimates that the total expenses will be approximately $550,000.

The Company and the selling stockholder have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The Underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. An affiliate of the Underwriter has an investment in an entity that holds New Class A Units, a portion of which are being redeemed in connection with this offering, such that the entity will be receiving a portion of the net proceeds.

In the ordinary course of its business activities, the Underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF CLASS A COMMON STOCK

The validity of the shares of Class A common stock offered hereby will be passed upon for Duff & Phelps Corporation by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the shares of Class A common stock offered hereby will be passed upon for the underwriter by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Duff & Phelps Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, the related consolidated financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus supplement forms a part, and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement (other than in each case unless otherwise indicated, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	Annual Report on Form 10-K for the year ended December 31, 2011;
(b)	Current Reports on Form 8-K, dated January 4, 2012 and February 2, 2012;
(c)	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2011 (only those portions incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010); and
(d)	Registration Statement on Form 8-A dated September 20, 2007.

You may request a copy of these documents by writing or telephoning us at:

Investor Relations
Duff & Phelps Corporation
55 East 52nd Street, 31st Floor
New York, New York 10055
Telephone: (212) 871-2000

The accompanying prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. Neither this prospectus supplement nor the accompanying prospectus contains all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or on our website at http://www.duffandphelps.com. Information contained on our website is not and should not be deemed a part of this prospectus supplement, the accompanying prospectus or any other report or filing filed with the SEC. Our statements in this prospectus supplement about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

PROSPECTUS

$381,262,500

Class A Common Stock
Preferred Stock
Debt Securities

19,618,979 Shares of Class A Common Stock
Offered by the Selling Stockholders

We may, from time to time, offer to sell together or separately in one or more offerings up to $381,262,500 of:

•	common stock;
•	preferred stock; and
•	debt securities, which may be convertible or non-convertible.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

In addition, the selling stockholders as described in this prospectus may offer, from time to time, and sell up to a total of 19,618,979 shares of our Class A common stock. We will file a prospectus supplement relating to any sales by the selling stockholders and will identify the selling stockholders to the extent required and the number of shares of Class A common stock that such selling stockholders will be offering for sale. We will not receive any proceeds from the sale of our common stock by the selling stockholders. See “Selling Stockholders.”

We or the selling stockholders may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements. A prospectus supplement also may add, update or change information contained in this prospectus.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

Our Class A common stock is listed on the New York Stock Exchange under the trading symbol “DUF.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 3 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 26, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings, up to a maximum aggregate offering price of $381,262,500, and the selling stockholders may, from time to time, sell Class A common stock in one or more offerings, up to a total of 19,618,979 shares our Class A common stock.

This prospectus only provides you with a general description of the securities to be offered. Each time we sell securities described in this prospectus or the selling stockholders sell Class A common stock, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “the “Company,” “we,” “us,” “our” and “Successor” to refer to Duff & Phelps Corporation, a Delaware corporation and its consolidated subsidiaries for periods subsequent to October 3, 2007, the date we consummated our initial public offering (“IPO”) and related transactions. References to “Predecessor” refer to D&P Acquisitions, LLC and its subsidiaries (“D&P Acquisitions”) prior to the IPO. D&P Acquisitions was comprised of certain consolidated entities under the common ownership of D&P Acquisitions.

i

SUMMARY

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

Our Business

We are a leading provider of independent financial advisory, corporate finance consulting and investment banking services. Our mission is to help our clients protect, maximize and recover value. The foundation of our services is our ability to provide independent advice on issues involving highly technical and complex assessments in the areas of valuation, transactions, financial restructuring, disputes and taxation. We believe the Duff & Phelps brand is associated with a high level of professional service and integrity, knowledge leadership and independent, trusted advice. With 907 experienced and credentialed client service professionals at June 30, 2009, we serve a global client base through offices in 24 cities, comprised of offices in 18 U.S. cities, including New York, Chicago, Dallas and Los Angeles, and six international offices located in Amsterdam, London, Munich, Paris, Shanghai and Tokyo.

We provide our services through our Financial Advisory, Corporate Finance Consulting and Investment Banking segments. Our Financial Advisory segment provides valuation advisory, specialty tax and dispute and legal management consulting services. These services help our clients effectively navigate through increasingly complex financial, accounting, tax, regulatory and legal issues. Our Corporate Finance Consulting segment provides services related to portfolio valuation, financial engineering, strategic value advisory and due diligence. Finally, our Investment Banking segment provides mergers and acquisitions advisory services, transaction opinions and restructuring advisory services. Through these services we provide independent advice to our clients in order to assist them in making critical decisions in a variety of strategic situations. Effective January 1, 2009, in order to align our segment reporting with the focus of our business in 2009 and beyond, the Corporate Finance Consulting business, formerly part of Financial Advisory, has become a third reporting segment. For the quarter ended June 30, 2009, we generated 64% of our revenues from our Financial Advisory segment, 17% from our Corporate Finance Consulting segment and 19% of our revenues from our Investment Banking segment.

Our History and Structure

The original Duff & Phelps business was founded in 1932 to provide high quality investment research services focused on the utility industry. Over several decades, it evolved into a diversified financial services firm providing investment banking, credit rating, and investment management services. In 1994, the credit rating business of Duff & Phelps was spun off into a separate public company that was eventually purchased by Fitch Ratings, Ltd. In 2000, Duff & Phelps, LLC, the company that operated the investment banking practice of the Duff & Phelps business, was acquired by Webster Financial Corporation (“Webster”). In 2004, Duff & Phelps, LLC was acquired from Webster by its management and an investor group led by Lovell Minnick Partners LLC (together with its affiliates, “Lovell Minnick”).

In 2005, Duff & Phelps, LLC teamed with Lovell Minnick and Vestar Capital Partners (together with its affiliates, “Vestar”), another leading private equity firm, to acquire the Corporate Value Consulting business (“CVC”) from the Standard & Poor’s division of The McGraw-Hill Companies, Inc. (“McGraw-Hill”). CVC was formed in the 1970s, initially as part of the financial advisory service groups of Price Waterhouse and Coopers & Lybrand. These practices were combined in 1998 when Price Waterhouse merged with Coopers & Lybrand to form PricewaterhouseCoopers and were subsequently acquired by McGraw-Hill in 2001. In connection with the acquisition of CVC, D&P Acquisitions was formed and Duff & Phelps, LLC became a wholly-owned subsidiary of D&P Acquisitions. In October 2006, D&P Acquisitions acquired Chanin Capital Partners, LLC, an independent specialty investment bank providing restructuring advisory services.

The Company was incorporated on April 23, 2007 as a holding company for the purpose of facilitating the IPO and to become the sole managing member of D&P Acquisitions. The IPO closed on October 3, 2007.

As a result of the IPO and the Recapitalization Transactions (as defined and described below), the Company became the sole managing member of D&P Acquisitions and, through D&P Acquisitions and its subsidiaries, operates the Duff & Phelps business. The Company has the sole voting power in (100%) and controls the management of D&P Acquisitions, and it owns a majority economic interest in D&P Acquisitions (59.6% at June 30, 2009). Immediately prior to the closing of the IPO, D&P Acquisitions effectuated certain transactions intended to simplify the capital structure of D&P Acquisitions (the “Recapitalization Transactions”). The net effect of the Recapitalization Transactions was to convert the multiple-class structure into a single new class of units called “New Class A Units.” The holders of New Class A Units, other than the Company, also own one share of the Company’s Class B common stock for each New Class A Unit. The New Class A Units are exchangeable pursuant to an exchange agreement on a one-for-one basis for shares of the Company’s Class A common stock. In connection with an exchange, a corresponding number of shares of Class B common stock are cancelled. See “Selling Stockholders — Exchange Agreement; Registration Rights.” The exchange of New Class A Units for shares of Class A common stock and corresponding cancellation of shares of Class B common stock will increase the Company’s majority economic interest in D&P Acquisitions and decrease its noncontrolling interest.

Our principal executive offices are located at 55 East 52nd Street, 31st Floor, New York, New York 10055 and our telephone number at that address is (212) 871-2000. Our website address is www.duffandphelps.com. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

RISK FACTORS

You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2008, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” beginning on page 20 of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by the selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Successor				Predecessor					Initial Predecessor(2)
	Six Months Ended June 30, 2009	Year Ended December 31, 2008	Period from October 4 to December 31, 2007		Period from January 1 to October 3, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005		Period from March 15, to December 31, 2004	Period from January 1 to March 14, 2004
Ratio of Earnings to Fixed Charges(1)	4.1x	5.0x	—	(3)	1.9x	2.2x	—	(4)	4.1x	— (5)

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges are the sum of interest and related expenses and one third of rent expense, which represents our estimate of the interest component of rent expense.
(2)	The term “Initial Predecessor” refers to Duff & Phelps, LLC prior to its acquisition on March 15, 2004 by Webster to an investor group consisting of management and Lovell Minnick. Prior to March 15, 2004, Duff & Phelps, LLC was a majority-owned subsidiary of Webster, which owned approximately 73% of Duff & Phelps, LLC’s outstanding equity interests.
(3)	The amount of deficiency was approximately $13.4 million.
(4)	The amount of deficiency was approximately $12.2 million.
(5)	The amount of deficiency was approximately $0.6 million.

As of the date of this prospectus, we had no preferred stock outstanding.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the Class A common stock, preferred stock and debt securities that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is a summary and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Our authorized capital stock consists of 100,000,000 shares of Class A common stock, par value $.01 per share, 50,000,000 shares of Class B common stock, par value $.0001 per share and 50,000,000 shares of preferred stock. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

As of September 30, 2009, there were 23,983,388 shares of Class A common stock (including 2,327,005 outstanding restricted stock awards) and 16,243,979 shares of Class B common stock outstanding.

Class A Common Stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

In the event of our merger or consolidation with or into another entity in connection with which shares of our Class A common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of shares of our Class A common stock will thereafter be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Subject to the transfer restrictions set forth in the Third Amended and Restated Limited Liability Company Agreement of D&P Acquisitions, holders (other than Duff & Phelps Corporation) of fully vested membership interests of D&P Acquisitions (“New Class A Units”) may exchange these New Class A Units with D&P Acquisitions for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The holders of New Class A Units also own one share of the Company’s Class B common stock for each New Class A Unit. The New Class A Units are exchangeable on a one-for-one basis for shares of the Company’s Class A common stock. In connection with any such exchange, a corresponding number of shares of Class B common stock will be cancelled.

Class B Common Stock

Holders of our Class B common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class B common stock and Class A common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our Amended and Restated

Certificate of Incorporation must be approved by a majority of the combined voting power of all shares of Class B common stock and Class A common stock, voting together as a single class. However, amendments to the Amended and Restated Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our Amended and Restated Certificate of Incorporation to increase or decrease the authorized shares of any class of common stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class B common stock and Class A common stock, voting together as a single class.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of Duff & Phelps. However, holders of Class B common stock may receive additional shares of Class B common stock proportionally with respect to each outstanding share of our Class B common stock in connection with a stock split effected in Class A common stock.

No shares of either class of common stock will be subject to redemption or will have preemptive rights to purchase additional shares of either class of common stock.

Preferred Stock

Our Amended and Restated Certificate of Incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;
•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company;
•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates at which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•	restrictions on the issuance of shares of the same series or of any other class or series; and
•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which apply so long as our Class A common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Delaware Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law (“DGCL”). Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Corporate Opportunities and Transactions with Lovell Minnick and Vestar

In recognition that directors, officers, stockholders, members, managers and/or employees of Lovell Minnick and Vestar and their respective affiliates may serve as our directors and/or officers, and that Lovell Minnick and Vestar may acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or clients of ours, our Amended and Restated Certificate of Incorporation provides for the allocation of certain corporate opportunities between us on the one hand, and Lovell Minnick and Vestar, on the other hand. As set forth in our Amended and Restated Certificate of Incorporation, neither Lovell Minnick nor Vestar, nor any director, officer, stockholder, member, manager or employee of Lovell Minnick or Vestar has any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. In the event that Lovell Minnick or Vestar acquire knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity and Lovell Minnick and Vestar will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for themselves or direct such opportunity to another person. In addition, if a director or officer of our company who is also a director, officer, member, manager or employee of Lovell Minnick or Vestar acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and Lovell Minnick and/or Vestar, we will not have any expectancy in such corporate opportunity unless such corporate opportunity is offered to such person in his or her capacity as a director or officer of the Company. As of the date of this prospectus, no acquisition or attractive corporate opportunities of which we are aware were foregone because of our relationship with Lovell Minnick and/or Vestar.

The above provision shall automatically, without any need for any action by us, be terminated and void at such time as Lovell Minnick and Vestar, whose ownership interests shall be counted together as a group, beneficially own less than 20% of us.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “DUF.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities which may be convertible or non-convertible. We may issue debt securities in one or more series.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. The form of indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture, any related securities documents and those made a part of the indenture by the Trust Indenture Act of 1939. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related security documents, if any, in their entirety before investing in our debt securities. Capitalized terms used in the summary have the meanings specified in the indenture.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities;
•	whether the debt securities will be secured or unsecured;
•	whether the debt securities are convertible into other securities;
•	the percentage or percentages of principal amount at which such debt securities will be issued;
•	the interest rate(s) or the method for determining the interest rate(s);
•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;
•	the maturity date;
•	redemption or early repayment provisions;
•	authorized denominations;
•	form;
•	amount of discount or premium, if any, with which such debt securities will be issued;
•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;
•	the identity of the depositary for global securities;
•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;
•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;
•	any covenants applicable to the particular debt securities being issued;
•	any defaults and events of default applicable to the particular debt securities being issued;
•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to security and release of the guarantees), if any;
•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;
•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;
•	the securities exchange(s) on which the securities will be listed, if any;
•	whether any underwriter(s) will act as market maker(s) for the securities;
•	the extent to which a secondary market for the securities is expected to develop;
•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
•	provisions relating to covenant defeasance and legal defeasance;
•	provisions relating to satisfaction and discharge of the indenture;
•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and
•	additional terms not inconsistent with the provisions of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in the applicable prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

SELLING STOCKHOLDERS

This prospectus relates, in part, to the offer and sale from time to time of up to (i) 16,243,979 shares of our Class A common stock by certain of our present and former employees, officers, directors and affiliates who received such shares in exchange for New Class A Units of D&P Acquisitions, of which we are the sole managing member, and (ii) 3,375,000 shares of our Class A common stock by Shinsei Bank, Limited, a Japanese corporation (“Shinsei”), which purchased such shares in a private placement on September 1, 2007. As used in this prospectus, the term “selling stockholders” refers to Shinsei together with our present and former employees, officers, directors and affiliates described above.

The New Class A Units were issued in connection with our reorganization immediately prior to the consummation of our initial public offering, which was completed on October 3, 2007. The holders of New Class A Units also own one share of Class B common stock for each New Class A Unit. In connection with the closing of the IPO, we entered into an exchange agreement, dated as of October 3, 2007 (as amended, the “Exchange Agreement”), by and among us, D&P Acquisitions, the selling stockholders (other than Shinsei) and certain other unitholders of D&P Acquisitions, we may issue shares of Class A common stock upon the exchange of the New Class A Units. Pursuant to the Exchange Agreement, in connection with any such exchange, a corresponding number of shares of our Class B common stock will be cancelled. In such circumstances, such selling stockholders may use this prospectus to resell, from time to time, the shares of Class A common stock that we may issue to them upon the exchange of the New Class A Units and the cancellation of the Class B common stock.

The registration of the Class A common stock to which this prospectus relates does not necessarily mean that any of the selling stockholders will exchange their New Class A Units for Class A common stock or that any shares of Class A common stock received upon exchange of the New Class A Units will be sold by the selling stockholders. If and to the extent we offer and sell securities pursuant to this prospectus and elect to use any or all of the proceeds from such offering to redeem New Class A Units held by the selling stockholders, the Class A common stock into which such New Class A Units would have been exchangeable will no longer be available for resale pursuant to this prospectus.

Exchange Agreement; Registration Rights

Pursuant to the Exchange Agreement, from time to time, typically once a quarter, the New Class A unitholders have the right to exchange with D&P Acquisitions their New Class A Units (together with the associated Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to a notice requirement, generally 45 days, and minimum retained ownership requirements, and subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The Exchange Agreement generally provides that (i) Vestar and Lovell Minnick may elect to exchange with D&P Acquisitions 100% of their New Class A Units into shares of our Class A common stock as of the date of this prospectus; (ii) our executive officers and directors who own New Class A Units may elect to exchange with D&P Acquisitions up to 40% of their New Class A Units into shares of our Class A common stock as of the date of this prospectus, may elect to exchange up to 60% of such New Class A Units after September 28, 2010, and 100% of such New Class A Units after September 28, 2011; and (iii) our non-executive officers who own New Class A Units may elect to exchange with D&P Acquisitions up to two-thirds of their New Class A Units into shares of our Class A common stock as of the date of this prospectus, and 100% of such New Class A Units after September 28, 2010.

The shares of Class A common stock referred to above are or will be “restricted securities,” as defined in Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). We entered into a registration rights agreement, dated as of October 3, 2007 (the “Registration Rights Agreement”), with the selling stockholders that requires us to register these shares of Class A common stock and Shinsei’s shares of Class A common stock under the Securities Act. This prospectus relates, in part, to the resale of such Class A common stock.

Stock Ownership of Selling Stockholders

The table below provides, as of September 30, 2009, the number of shares of Class A common stock beneficially owned by the selling stockholders. As the selling stockholders may sell all, some or none of their shares of Class A common stock, or may elect not to exchange any or all of their New Class A Units for Class A common stock, no estimate can be made of the aggregate number of shares of Class A common stock that are to be offered hereby, or the aggregate number of shares of Class A common stock that will be owned by each selling stockholder upon completion of the offering to which this prospectus relates. The number of shares in the column “Number of Shares Offered Hereby” includes the number of shares of Class A common stock the selling stockholder may receive in exchange for New Class A Units and the associated Class B common stock. Unless otherwise indicated, amounts shown in the column “Before the Offering” represent the number of securities shown in the column “Number of Shares Offered Hereby” plus shares of Class A common stock owned by the selling stockholders that are not covered by the registration statement of which this prospectus forms a part.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares of Class A common stock beneficially owned by them, subject to applicable community property laws.

	Before the Offering					After the Offering
	Class A Common Stock on a Fully-Exchanged Basis			Number of Shares Offered Hereby		Class A Common Stock on a Fully-Exchanged Basis(1)
Selling Stockholder	Number		Percent(2)	Number		Number	Percent(2)
Noah Gottdiener(3)	1,586,919	(4)	3.9%	1,393,086	(5)	193,833	*
Gerard Creagh(6)	617,094	(7)	1.5%	446,338	(8)	170,756	*
Jacob L. Silverman(9)	409,773	(10)	1.0%	288,477	(11)	121,296	*
Brett A. Marschke(12)	190,832	(13)	*	73,190	(14)	117,642	*
Edward S. Forman(15)	139,696	(16)	*	36,611	(17)	103,085	*
Harvey M. Krueger(18)	50,498	(19)	*	44,864	(20)	5,634	*
Entities affiliated with Vestar(21)	4,998,627	(22)	12.4%	4,992,993		5,634	*
Entities affiliated with Lovell Minnick(23)	3,626,832	(24)	9.0%	3,615,564		11,268	*
Shinsei Bank, Limited	3,375,000		8.4%	3,375,000	(25)	—	*
Other selling stockholders**	7,005,270	(26)	17.2%	5,352,856	(27)	1,652,414	6.8%

*	Less than 1%
**	Includes certain present and former employees. Assumes that each unnamed selling stockholder does not beneficially own any shares of Class A common stock other than restricted stock awards, vested stock options and the shares of Class A common stock issuable upon exchange of New Class A Units. The individual selling stockholders, as applicable, will be named in a prospectus supplement, in a post-effective amendment, or in filings we make with the Securities and Exchange Commission under the Exchange Act which are incorporated by reference in this prospectus.
(1)	Assumes that each selling stockholder sells all of its shares of Class A common stock offered pursuant to this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our common stock subsequent to the date as of which we obtained information regarding its holdings. The selling stockholders are not obligated to sell all or any portion of the shares of our Class A common stock, and the number and percentage of shares of Class A common stock owned after the offering will depend on the number of shares actually sold.
(2)	Based on a total of 40,227,367 shares of Class A common stock outstanding as of September 30, 2009 on a fully-exchanged basis.

(3)	Also includes 11,215 New Class A Units held by Mr. Gottdiener through Vestar/D&P Holdings, LLC. Mr. Gottdiener is Chief Executive Officer and Chairman of the Board of the Company.
(4)	Includes 1,393,086 New Class A Units and Class B shares that are exchangeable into an equal number of shares of Class A common stock. Certain New Class A Units and Class B common stock beneficially owned by Mr. Gottdiener are held by trusts for the benefit of Mr. Gottdiener.
(5)	Of such shares, 407,560 shares are not subject to any vesting or lockup restrictions as of the date of this prospectus; 291,475 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2010; 618,345 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2011; and 75,706 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2012.
(6)	Also includes 11,215 New Class A Units held by Mr. Creagh through Vestar/D&P Holdings, LLC. Mr. Creagh is President and a Director of the Company.
(7)	Includes 446,338 New Class A Units and Class B shares that are exchangeable into an equal number of shares of Class A common stock. Certain New Class A Units and Class B common stock beneficially owned by Mr. Creagh are held by a trust for the benefit of Mr. Creagh.
(8)	Of such shares, 144,554 shares are not subject to any vesting or lockup restrictions as of the date of this prospectus; 100,595 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2010; and 201,189 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2011.
(9)	Mr. Silverman is Executive Vice President and Chief Financial Officer of the Company.
(10)	Includes 288,477 New Class A Units and Class B shares that are exchangeable into an equal number of shares of Class A common stock.
(11)	Of such shares, 88,686 shares are not subject to any vesting or lockup restrictions as of the date of this prospectus; 66,597 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2010; 120,579 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2011; and 12,615 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2012.
(12)	Mr. Marschke is Executive Vice President and Chief Operating Officer of the Company.
(13)	Includes 73,190 New Class A Units and Class B shares that are exchangeable into an equal number of shares of Class A common stock.
(14)	Of such shares, 9,276 shares are not subject to any vesting or lockup restrictions as of the date of this prospectus; 21,305 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2010; 21,305 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2011; and 21,304 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2012.
(15)	Mr. Forman is Executive Vice President, General Counsel and Secretary of the Company.
(16)	Includes 36,611 New Class A Units and Class B shares that are exchangeable into an equal number of shares of Class A common stock.
(17)	Of such shares, 8,010 shares are not subject to any vesting or lockup restrictions as of the date of this prospectus; 9,534 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2010; 15,583 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2011; and 3,484 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2012.
(18)	Includes 8,972 New Class A Units held by Mr. Krueger through Vestar/D&P Holdings, LLC. Mr. Krueger is a Director of the Company.
(19)	Includes 44,864 New Class A Units and Class B shares that are exchangeable into an equal number of shares of Class A common stock.
(20)	Of such shares, 25,536 shares are not subject to any vesting or lockup restrictions as of the date of this prospectus; 9,664 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2010; and 9,664 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2011.
(21)	Includes 4,871,155 New Class A Units owned directly by Vestar Capital Partners IV, L.P. These units may be deemed to be beneficially owned by Vestar Associates Corporation IV, which is the general partner of Vestar Associates IV, L.P., which in turn is the general partner of Vestar

Capital Partners IV, L.P. Also includes 121,838 New Class A Units owned directly by Vestar/D&P Holdings LLC. These units may be deemed to be beneficially owned by Vestar Associates Corporation IV, which is the general partner of Vestar Associates IV, L.P., which is the general partner of Vestar Capital Partners IV, L.P., which in turn is the managing member of Vestar/D&P Holdings LLC. Excludes 22,430 shares of Class B common stock held by each of Messrs. Gottdiener and Creagh and 8,972 shares of Class B common stock held by Mr. Krueger through Vestar/D&P Holdings, LLC. Also includes 5,634 shares of Class A common stock held by Sander M. Levy, with whom Vestar shares dispositive power with respect to such shares. The executive officers and directors of Vestar Associates Corporation IV are: Daniel S. O’Connell, Brian P. Schwartz, Jack Feder, Arthur J. Nagle, James P. Kelley, Robert L. Rosner, Norman W. Alpert, Sander M. Levy, John R. Woodard, James L. Elrod and Federico Pena.
(22)	Includes 4,992,993 New Class A Units and Class B shares that are exchangeable into an equal number of shares of Class A common stock.
(23)	Includes 1,521,889 New Class A Units held by Lovell Minnick Equity Partners LP (“LMEP”) and 2,093,675 New Class A Units held by LM Duff Holdings LLC (“LM Duff”). LMEP is controlled by its sole general partner, Lovell Minnick Equity Advisors LLC (“LMEA”), and LMEA is controlled by its sole managing member, Lovell Minnick Partners LLC (“LMP”). LM Duff is controlled by its sole managing member, Lovell Minnick Equity Partners II LP (“LMEP II”). LMEP II is controlled by its sole general partner, Lovell Minnick Equity Advisors II LLC (“LMEA II”), and LMEA II is controlled by its sole managing member, LMP. Also includes 5,634 shares of Class A common stock held by each of Jeffrey D. Lovell and Robert M. Belke, with whom Lovell Minnick shares dispositive power with respect to such shares. All investment decisions with respect to the Lovell Minnick funds are made by an Investment Committee composed of Jeffrey D. Lovell, James E. Minnick, Jennings J. Newcom, and Robert M. Belke.
(24)	Includes 3,615,564 New Class A Units and Class B shares that are exchangeable into an equal number of shares of Class A common stock.
(25)	These shares were originally registered on Form S-3 Registration Statement (File No. 333-158739).
(26)	Includes 5,352,856 New Class A Units and Class B shares that are exchangeable into an equal number of shares of Class A common stock.
(27)	Of such shares, 3,196,238 shares are not subject to any vesting or lockup restrictions as of the date of this prospectus; 1,494,874 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2010; 353,104 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2011; and 308,640 shares will no longer be subject to vesting and lockup restrictions as of September 30, 2012.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;
•	through agents;
•	to or through underwriters, brokers or dealers;
•	through a combination of any of these methods.

We are also registering the shares of Class A common stock covered by this prospectus for the selling stockholders. The Class A common stock may be sold from time to time by the selling stockholders. Such sales may be made in the over-the-counter market at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale by such persons.

If and to the extent we offer and sell securities pursuant to this prospectus and elect to use any or all of the proceeds from such offering to redeem New Class A Units held by the selling stockholders, the Class A common stock into which such New Class A Units would have been exchangeable will no longer be available for resale pursuant to this prospectus.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus and the manner in which the selling stockholders may sell the Class A common stock, include, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	privately negotiated transactions.

We or the selling stockholders may also enter into hedging transactions. For example, we or a selling stockholder may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the Class A common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of Class A common stock received from us or the selling stockholders, as applicable, to close out its short positions;
•	sell securities short and redeliver such shares to close out our or the selling stockholders’ short positions;
•	enter into option or other types of transactions that require us or the selling stockholders, as applicable, to deliver Class A common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the Class A common stock under this prospectus; or
•	loan or pledge the Class A common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we or the selling stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	specific information about each selling stockholder, as applicable;
•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;
•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;
•	any delayed delivery arrangements;
•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to the prevailing market prices; or
•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We or the selling stockholder will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We or the selling stockholders may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we or the selling stockholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We or the selling stockholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We or the selling stockholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we or the selling stockholders may enter into agreements with such underwriters or agents pursuant to which we or the selling stockholder receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We or the selling stockholders may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We or the selling stockholders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We or the selling stockholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We or the selling stockholders will enter into such delayed contracts only with institutional purchasers that we or the selling stockholder, as applicable, approve(s). These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We or the selling stockholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Pursuant to the Registration Rights Agreement, we have agreed to pay any and all expenses incident to the performance of or compliance with the registration or marketing of the shares of Class A common stock offered by the selling stockholders hereby and have agreed to indemnify each holder of such shares and its officers and directors and any person who controls any holder against certain losses, claims, damages and expenses arising under the securities laws.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the Class A common stock which is listed on the New York Stock Exchange. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities or preferred stock on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular debt securities or preferred stock will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of Class A common stock, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Class A common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the Class A common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will provide opinions regarding the authorization and validity of the Class A common stock. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated balance sheets of Duff & Phelps Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income/(loss), and cash flows for the year ended December 31, 2008 and the period from October 4, 2007 to December 31, 2007; the consolidated statements of operations, unitholders’ equity and comprehensive income/(loss), and cash flows of Duff & Phelps Acquisitions, LLC for the period from January 1, 2007 to October 3, 2007 and the year ended December 31, 2006, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2008 and 2007 consolidated financial statements of Duff & Phelps Corporation and subsidiaries refers to the commencement of operations on October 4, 2007 of Duff & Phelps Corporation and the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, as of January 1, 2008, the retroactive application of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements and of FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities which were adopted as of January 1, 2009, and the retroactive application of Duff & Phelps Corporation’s change in segment structure in accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplements and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act, which reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this discussion are based upon our historical performance and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us, or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and the risk factors section that are included in our Annual Report on Form 10-K and our other filings under the Exchange Act which are incorporated by reference in this prospectus. These risks are not exhaustive. Other sections of this prospectus and the documents incorporated by reference may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement, of which this prospectus is a part, and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplements, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

(a)	Annual Report on Form 10-K for the year ended December 31, 2008;
(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;
(c)	Current Reports on Form 8-K, dated April 24, 2009, May 18, 2009, May 26, 2009, July 17, 2009, October 6, 2009 and October 16, 2009;
(d)	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 16, 2009 (portions incorporated by reference in our Annual Report on Form 10-K); and
(e)	Registration Statement on Form 8-A dated September 20, 2007.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Investors Relations
Duff & Phelps Corporation
55 East 52nd Street, 31st Floor
New York, New York 10055
Telephone: (212) 871-2000

In reviewing the agreements included as exhibits to the registration statement (whether incorporated by reference to earlier filings or otherwise), of which this prospectus or any prospectus supplement is a part, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and (i) should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement; (iii) may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

4,500,000 Shares

Duff & Phelps Corporation

Class A Common Stock

Goldman, Sachs & Co.